Exhibit 5.1

10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

May 14, 2021

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Ladies and Gentlemen:

We have acted as U.S. securities counsel for CytRx Corporation, a Delaware corporation (the “Company”), in connection with (A) the preparation and filing by the Company of the Form S-3 Registration Statement (including the prospectus constituting part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”), by the Company of 2,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at which time it is contemplated that the Prospectus will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares, upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Shares against payment therefor of lawful consideration, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any Shares thereunder; (ii) a Prospectus Supplement describing each offering of Shares registered under the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the Company will issue and deliver the Shares in the manner contemplated by the Prospectus, the applicable Prospectus Supplement and any applicable underwriting or other agreement; and (iv) all Shares will be issued in compliance with applicable federal and state securities laws.

CytRx Corporation

May 14, 2021

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense, or to the extent enforceability of any provisions may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

We express no opinion herein as to the law of any state or jurisdiction other than the applicable statutory provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP